Exhibit 10.16

Steve Geffon
November 13, 2019

12121 Bluff Creek Drive,
Suite 100 Los Angeles, CA 90094
Phone: 984377.3737
Fax: 888.534.6531

November 13, 2019

Steve Geffon

Re:              Offer of Employment

Dear Steve:

On behalf of Science 37, Inc. ("Science 37"), I am pleased to offer you employment in the position of Chief Commercial Officer (CCO), reporting to Science 37's Chief Executive Officer. This letter sets out the terms of your employment relationship with Science 37, which will start on December 9, 2019, or such earlier date as may be mutually agreed upon, should you accept this offer.

If you decide to join us, your initial salary will be $27,083.33 per month, which annualizes to $325,000 per year, less applicable tax and other withholdings, paid in accordance with Science 37's normal payroll practices. In addition, starting with the 2020 calendar year, you will be eligible to receive an annual discretionary bonus of up to 70% of your annualized base salary. This bonus, if any, will be based on mutually agreed corporate and individual performance objectives set forth in writing which will be subject to the discretion of and approval by the Science 37 Board of Directors (the "Board of Directors"). For the 2020 calendar year, the parties will endeavor to establish the corporate and individual performance objectives for such bonus within the first ninety (90) days following your employment start dart. Future adjustments in compensation, if any, will be made by the Board in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

In addition, you will be eligible to participate in Science 37's fringe benefit plans, including health insurance premium contributions, vacation program, and 401(k) retirement savings plan in accordance with the benefit plan requirements. Science 37 may change or eliminate its benefit plans from time to time in accordance with applicable laws.

In exchange for your accepting employment with Science 37, your employment with Science 37 starting December 9, 2019 and your remaining continuously employed with Science 37 for a period of twelve (12) months from your employment start date, you will receive a one-time retention bonus in the amount of $150,000 (less applicable taxes and withholdings) (the "Retention Bonus") paid to you in advance as follows: $50,000 within two weeks following your start date of December 9, 2019; $25,000 paid 2 weeks following end of Q1 2020, $25,000 paid 2 weeks following end of Q2 2020; $25,000 paid 2 weeks following end of Q3 2020; and $25,000 paid 2 weeks following end of Q4 2020. You will earn the Retention Bonus if you are an active employee in good standing with Science 37 on the twelve month anniversary of your employment start date (such date, the "Earn Date"). You acknowledge and agree that Science 37 is agreeing to pay the Retention Bonus in advance of it being earned by you, subject to your obligation to repay a pro-rata amount of the Retention Bonus if your employment with Science 37 ends prior to the Earn Date as described below. Should you decide to voluntarily terminate your employment with Science 37 or if your employment is terminated for Cause (as defined in the Severance Policy described below) by Science 37, in either case during the twelve (12) months following your employment start date, you will be responsible for paying back a prorated portion of such bonus to Science 37 based on the number of full months you were continuously employed in good standing with Science 37 from your employment start date through the Earn Date (the "Pro-Rata Amount"). Such payment will be due to Science 37 within ten (10) days of your last day of employment, provided, however, you further agree that Science 37 may deduct, in accordance with applicable law, said amount from your final paycheck, any vacation payout, expense reimbursement, bonus payments, and any other amounts owed to you by Science 37. Should you start after December 9, 2019, then the Retention Bonus is null and void and shall not be payable to you.

Steve Geffon

November 13, 2019

Subject to the approval of the Board of Directors or its Compensation Committee, you will be granted an option to purchase a number of shares of Science 37's Common Stock equal to 1% of Science 37's fully-diluted capitalization as of your employment start date (the "Option"). The exercise price per share of the Option will be equal to the then-current fair market value of one share of the Common Stock of Science 37, as determined by the Board of Directors or the Compensation Committee when the Option is granted, as is required by law. The Option will be subject to the terms and conditions applicable to options granted under the Science 37, Inc. 2015 Stock Plan (as amended from time to time, the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous employment with Science 37 (the "Initial Vesting Date"), and the balance will vest in equal monthly installments over the 36 month period of continuous service from and after the Initial Vesting Date, as described in the applicable Stock Option Agreement. Notwithstanding the foregoing, if you have an Involuntary Termination (as defined in the Science 37 Severance Policy as in effect from time to time (the "Severance Policy")) at any time during the period beginning on the date which is 30 days prior to the closing of a transaction constituting a Liquidation Event (as described in subsection (e)(i) of Section B.2 of Article IV of the Science 37 Amended and Restated Certificate of Incorporation, as amended from time to time), and ending on the date which is the twelve (12) month anniversary of the closing of such Liquidation Event, then, subject to and contingent upon the consummation of such Liquidation Event and your satisfaction of any requirements set forth in the section titled "Conditions to Severance Benefits" in the Severance Policy, the Option shall become fully vested and exercisable as of the effective date of the Involuntary Termination.

By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Science 37. During your employment with Science 37, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Science 37. In addition, you agree that you will not disclose to Science 37, or induce Science 37 to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision. Further, by accepting this offer, you will adhere to the restrictive covenants as outlined in Science 37's Proprietary Information and Inventions Agreement to which you will become a party as a condition of your employment.

This offer is contingent upon you: (1) signing Science 37's standard form of Employee Proprietary Information and Inventions Agreement; (2) affirming that you have not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts; (3) timely providing Science 37 with appropriate documents establishing your identity and right to work in the United States; and (4) signing Science 37's standard form of Mutual Agreement to Mediate/Arbitrate.

Steve Geffon

November 13, 2019

Steve, we look forward to working with you at Science 37. This offer will remain open until November 15, 2019. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Science 37's offer on the terms set forth in this letter.

Sincerely,

Science 37, Inc.

/s/ Robert Faulkner
Name:	Robert Faulkner
Title:	Chairman of the Board of Directors

I agree to and accept employment with Science 37 on the terms and conditions set forth in this agreement. I affirm that I have not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts. I understand and agree that my employment with Science 37 is at-will.

Date:	11/15/2019	/s/ Steve Geffon
Steve Geffon